Exhibit 5.1

330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

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Ventas, Inc.

353 N. Clark Street, Suite 3300

Chicago, Illinois 60654

Re:                             Registration Statement Nos. 333-222998 and 333-222998-01; $400,000,000 Aggregate Principal Amount of 3.500% Senior Notes due 2024 and $300,000,000 Aggregate Principal Amount of 4.875% Senior Notes due 2049

Ladies and Gentlemen:

We have acted as special counsel to Ventas Realty, Limited Partnership, a Delaware limited partnership (the “Issuer”), and Ventas, Inc., a Delaware corporation (the “Parent Guarantor” and, together with the Issuer, the “Ventas Entities”), in connection with the issuance of $400,000,000 in aggregate principal amount of the Issuer’s 3.500% Senior Notes due 2024 (the “2024 Notes”) and $300,000,000 in aggregate principal amount of the Issuer’s 4.875% Senior Notes due 2049 (the “2049 Notes” and, together with the 2024 Notes, the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the Parent Guarantor, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 13, 2018 (Registration Nos. 333-222998 and 333-222998-01) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated February 13, 2018, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement, dated February 19, 2019, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), each document that the Issuer has identified as an “issuer free writing prospectus” (as defined in Rule 433 and Rule 405 under the Act) and that is described on Exhibit A hereto (each a “Specified IFWP”), a final prospectus supplement, dated February 19, 2019, filed with the Commission pursuant to Rule 424(b) under the Act on February 20, 2019 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated February 19, 2019, among the representatives of the several underwriters named in the underwriting agreement (the “Underwriters”) and the Ventas Entities (the “Underwriting Agreement”).  The Notes and Guarantees are being issued pursuant to an indenture, dated February 23, 2018 (the “Base Indenture”), among the Ventas Entities and U.S. Bank National Association, as trustee (the “Trustee”), and a third supplemental indenture, dated the date hereof (the “Supplemental

Indenture” and, together with the Base Indenture, the “Indenture”), specifying the terms of the Notes.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Ventas Entities and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, the Delaware General Corporation Law, and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes and the Guarantees have been duly authorized by all necessary limited partnership or corporate action of the Issuer and the Parent Guarantor, respectively, and when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantees will be legally valid and binding obligations of the Issuer and the Parent Guarantor, respectively, enforceable against the Issuer and the Parent Guarantor in accordance with their respective terms.

Our opinions are subject to:

(a)                                 the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

(b)                                 the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought;

(c)                                  the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and

(d)                                 we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of rights or defenses contained in Section 4.08 of the Indenture; and waivers of broadly or vaguely stated rights; (v) covenants not to compete; (vi) provisions for exclusivity, election or cumulation of rights or remedies; (vii) provisions authorizing or validating conclusive or discretionary determinations; (viii) grants of setoff rights; (ix) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (x) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (xi) proxies, powers and trusts; (xii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property; (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xiv) provisions permitting, upon acceleration of any indebtedness (including the Notes) collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (xv) any “swap” (as such term is defined in the Commodity Exchange Act), including any guarantee thereof, by any party which is not an “eligible contract participant” (as such term is defined in the Commodity Exchange Act) or any provision of any of the Indenture, the Notes or the Guarantees (collectively, the “Documents”) that purports to share the proceeds of any guarantee or collateral provided by any party that is not an eligible contract participant with the provider of any such swap or the effect of such sharing provisions on the opinions expressed herein; and (xvi) the severability, if invalid, of provisions to the foregoing effect.

With your consent, except to the extent we have expressly opined as to such matters with respect to the Ventas Entities herein, we have assumed (a) that the Documents have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Parent Guarantor’s Current Report on Form 8-K filed with the Commission on the date hereof, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

EXHIBIT A

Specified Issuer Free Writing Prospectuses

1.                                      Term Sheet, dated February 19, 2019, filed with the Commission on February 19, 2019, relating to the Notes.